                                                                 EXHIBIT 99.6


                            WESTBRAE NATURAL, INC.
                            1065 EAST WALNUT STREET
                               CARSON, CA 90746

                       INFORMATION STATEMENT PURSUANT TO
                       SECTION 14 (F) OF THE SECURITIES
                EXCHANGE ACT OF 1934 AND RULE 14F-1 THEREUNDER

  This Information Statement is being mailed on or about September 15, 1997, to the holders of record of the Shares at the close of business on or about September 10, 1997 as a part of the Company's Solicitation/ Recommendation Statement on Schedule 14D-9 with respect to the Offer by Hain Acquisition Corp. (the "Schedule 14D-9"). You are receiving this Information Statement in connection with the possible election of persons designated by the Purchaser to a majority of the seats on the Board of Directors of the Company. The Merger Agreement requires the Company to use all reasonable efforts to cause the Purchaser Designees (as defined below) to be elected to the Board of Directors under the circumstances described therein. This Information Statement is required by Section 14(f) of the Exchange Act and Rule 14f-1 thereunder. See "Board of Directors and Executive Officers-Right to Designate Directors; The Purchaser Designees."

  You are urged to read this Information Statement carefully. You are not, however, required to take any action. Capitalized terms used herein and not otherwise defined herein shall have the meaning set forth in Schedule 14D-9.

  Pursuant to the Merger Agreement, Purchaser commenced the Offer on September 12, 1997. The Offer is scheduled to expire at 12:00 midnight Eastern Time, on Thursday, October 9, 1997, unless the Offer is extended.

  The terms of the Merger Agreement, a summary of the events leading up to the Offer and the execution of the merger Agreement and other information concerning the Offer and the Merger are contained in the Offer to Purchase, the related Letter of Transmittal and the Schedule 14D-9, copies of which are being delivered to the Company's shareholders contemporaneously herewith.

  The information contained in this Information Statement concerning Purchaser and the Purchaser designees has been furnished to the Company by Purchaser, and the Company assumes no responsibility for the accuracy or completeness of such information.

                   BOARD OF DIRECTORS AND EXECUTIVE OFFICERS

GENERAL

  The Shares are the only class of voting securities of the Company outstanding. Each Share has one vote. As of September 10, 1997, there were 5,950,588 Shares outstanding. The Board of Directors currently consists of nine members, each of whom is elected to a one year term. Each director holds office until such director's successor is elected and qualified or until such director's earlier resignation or removal.

RIGHT TO DESIGNATE DIRECTORS; THE PURCHASER DESIGNEES

  The Merger Agreement provides that upon the purchase and payment by Parent or the Purchaser of Shares representing at least a majority of the outstanding Shares on a fully diluted basis, Parent shall be entitled to designate such number of directors on the Board of Directors of the Company which represents a percentage of the Board of Directors of the Company equaling the percentage of Shares purchased. If requested by Parent, the Company shall cause such persons designated by Parent to constitute at least the same percentage of each committee of the Board of Directors of the Company and each board of directors of each subsidiary of the Company.

  The Merger Agreement further provides that in the event that Parent's designees are elected to the Board of Directors of the Company prior to the Effective Time of the Merger, until the Effective Time of the Merger the Board of Directors of the Company shall have at least two directors who are directors as of the date of the Merger Agreement. In such event, the affirmative vote of a majority of the directors not designated by Parent shall be required to (i) amend or terminate the Merger Agreement, (ii) exercise or waive any of the Company's rights, benefits or remedies under the Merger Agreement, or (iii) take any other action by the Board of Directors of the Company under or in connection with the Merger Agreement.

  The designees of the Purchaser to serve as members of the Board of Directors of the Purchaser have not been identified, but the Purchaser anticipates such persons, when and if designated in accordance with the Merger Agreement, shall consist of current executive officers and directors of Parent and the Purchaser identified in Schedule I to the Offer to Purchase.

                       CURRENT DIRECTORS OF THE COMPANY

  The following table sets forth the name of each current director of the Company, his age, position and office with the Company and period he has served as a director:

                                             POSITION AND OFFICE        DIRECTOR
                 NAME             AGE           WITH COMPANY             SINCE
                 ----             --- --------------------------------- --------
     Robert J. Cresci............  53 Director                            1990
     Allan Dalfen................  54 Director                            1992
     Anthony J. Harnett..........  52 Director                            1994
     B. Allen Lay................  62 Chairman of the Board, President,   1987
                                      Chief Executive Officer
                                      and Director
     Jay J. Miller...............  64 Director                            1966
     Stephen P. Monticelli.......  42 Director                            1994
     F. Noel Perry...............  44 Director                            1995
     Henry W. Poett, III.........  58 Director                            1987
     Donald R. Stroben...........  66 Director                            1987

  Robert J. Cresci has been a Managing Director of Pecks Management Partners Ltd., an investment management firm, since September 1990. Mr. Cresci currently serves on the boards of Bridgeport Machines, Inc., ServTech, Inc., EIS International, Inc., Sepracor, Inc., Olympic Financial, Ltd., GeoWaste, Inc., Hitox, Inc., Natures Elements, Inc., Garnet Resources Corporation, HarCor Energy, Inc., Meris Laboratories, Inc., Film Roman, Inc., Educational Medical, Inc. and several private companies.

  Allan Dalfen was President and Chief Executive Officer of the Company from February, 1993 to January, 1995. From 1979 to 1992, Mr. Dalfen was President and Chief Executive Officer of Weider Health and Fitness, a manufacturer of health and fitness equipment, sports nutrition products and fitness publications. He is currently President of KSD Fitness and is a Director of Herristic Development Group, Inc.

  Anthony J. Harnett was the owner of Bread & Circus, a leading natural products retailer, from 1975 through 1992. He currently serves as Chairman of Harnett's, a homeopathic retail pharmacy.

  B. Allen Lay was elected by the Board of Directors as President and Chief Executive Officer on January 12, 1995 and Chairman of the Board on August 6, 1996. Mr. Lay has served as a General Partner of Southern California Ventures, a venture capital firm, since May, 1983. He is a director of PairGain Technologies, Physical Optics Corp., Kofax Imaging, ViaSat Inc. Helisys Inc. and Medclone Inc. Mr. Lay has served in a number of interim management roles, most recently as Chairman and Chief Executive Officer of Meridian Data Inc. from July, 1993 to December, 1994.

  Jay J. Miller has been a practicing attorney in the State of New York for more than thirty years. Mr. Miller is a director of Total-Tel USA Communications, Inc. a long distance telephone service provider, and Edison Control Corporation, a manufacturer and distributor of concrete piping systems. He is also a Chairman of the Board of Amtrust Pacific Ltd., a New Zealand real estate company.

  Stephen P. Monticelli is founder and President of Mosaic Ventures LLC, a private investment firm. From 1991 to 1995 he was a partner and Managing Director of Baccharis Capital, Inc., a venture capital and buyout firm. From 1987 to 1991, Mr. Monticelli was a Principal in the Private Ventures group of The Fremont Group (formerly known as Bechtel Investments, Inc.), a private family investment firm. Prior to 1987, he was a management consultant with Marakon Associates and a Certified Public Accountant with Deloitte and Touche.

  F. Noel Perry is the founder and a Managing Director of Baccharis Capital, Inc., a private venture capital partnership which concentrates its interests in the natural and organic food area. Mr. Perry currently serves on the Board of several private companies and served on the Board of Earth's Best before its sale.

  Henry W. Poett, III was President and Chief Executive Officer of the Company from April, 1992 to January, 1993. Previously, he was Executive Vice President-Operations and Chief Operating Officer of the Company from May, 1990 to March, 1992. Mr. Poett is currently a partner in Dalton Partners, a management services company. Mr. Poett was an independent management consultant from 1989 to 1990. He served as President and Chief Operating Officer of Transcisco Industries Inc. from 1987 to 1988. From 1984 to 1987, he was Chief Executive officer of Wilsey Foods, Inc., a packager, marketer and distributor of food products. He is a director of Biovation Inc., Wilsey Bennett Company, and Armanino Foods.

  Donald R. Stroben was Chairman of the Board of the Company from January, 1987 to January, 1993. He has served as a Managing General Partner of Princeton/Montrose Partners, a venture capital firm, since December 1981. Mr. Stroben currently serves as a director of Etz Lavud Ltd. (ASE) and several private companies, Mr. Stroben is also past Chairman of the Board of Laura Scudder's, Inc., a snack food manufacturer.

  During 1996, the Board held four meetings. Each director attended at least 75% of the meetings held. Where formal action has otherwise been required, the Board has acted by unanimous written consent as permitted under applicable corporate law and the Company's By-Laws. The Company's Board of Directors currently has an Audit Committee consisting of Messrs. Stroben and Poett and a Compensation Committee consisting of Messrs. Miller and Cresci. The Board currently has no Nominating Committee.

                   CURRENT EXECUTIVE OFFICERS OF THE COMPANY

  The following table sets forth information covering the executive officers of the Company. All officers serve at the pleasure of the Board of Directors. There are no family relationships among any officers or directors of the Company.

               NAME                AGE                     POSITION
               ----                ---                     --------
     B. Allen Lay................   62 Chairman of the Board, President and
                                        Chief Executive Officer
     Stephen Schorr..............   51 Vice President, Finance, Secretary, Treasurer and
                                        Chief Financial Officer

  Mr. Lay currently serves as a director of the Company. See CURRENT DIRECTORS OF THE COMPANY for employment and background information concerning Mr. Lay.

  Mr. Schorr joined the Company in July, 1988 as Vice President, Finance. He is an officer and director of each of the Company's subsidiaries. From December, 1982 through June, 1988, he held the positions of Vice President, Finance and Corporate Controller of Linear Corporation, a manufacturer of electronic components.

SIGNIFICANT EMPLOYEES

  Andrew Jacobson (36) has been President of the Company's subsidiaries, Westbrae Natural Foods, Inc. and Little Bear Organic Foods, Inc. since joining the Company in November, 1992. From 1985 to 1992, Mr. Jacobson was employed by Tree of Life Inc., a major national natural, products distributor, in several executive capacities culminating as Director of Sales of Tree of Life West, Sun Valley and Hayward, CA. Mr. Jacobson is a member of the Board of Directors of the National Nutritional Foods Association.

  Myron Cooper, 63, is Vice President, Technical Services of Westbrae and Little Bear. Prior to joining Vestro in 1988, Mr. Cooper held executive positions in operations, marketing, product development and quality control with Kellogg's, Fairmont Foods and Hain Pure Food Company. Mr. Cooper holds a Ph.D. in Food Science and Biochemistry. He is Vice President of the Soy Foods of America Association and a member of the California Organic Advisory Board.

                            EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

  The following table sets forth the compensation which the Company paid during the three years ended December 31, 1996 to the Chief Executive officer and to its other executive officers.

  NAME AND PRINCIPAL                                    OPTIONS     ALL OTHER
       POSITION          YEAR  SALARY         BONUS     GRANTED    COMPENSATION
  ------------------     ---- --------       -------    -------    ------------
B. Allen Lay, CEO        1996 $124,000       $20,000(f) 120,000(h)
                         1995 $115,000(a)(b)            120,000       $5,000(c)
Allan Dalfen, CEO        1994 $120,000(d)    $ 3,120(e)
Andrew Jacobson, Pres.,  1996 $124,000       $29,700(f)
 Westbrae Natural        1995 $120,000       $15,000(f)
 Foods, Inc.             1994 $120,000       $ 3,120(e)
Stephen Schorr, CFO      1996 $108,000       $23,000(f)  10,000(h)
                         1995 $105,000       $ 9,300(f)  30,000
                         1994 $105,000       $ 2,000     20,000(g)

--------
(a) Represents amounts paid as a consulting fee to SCV Management Company of which Mr. Lay is a general partner.
(b) Began employment on January 12, 1995.
(c) Consulting fee paid prior to becoming CEO.
(d) Represents amounts paid as a consulting fee to Dalfen Corporation of which Mr. Dalfen is the sole shareholder.
(e) Paid under a management bonus agreement which provided for the payment of 6% of pretax income above $500,000 in a year to Mr. Dalfen and Mr. Jacobson.
(f) Bonus paid under an incentive plan covering substantially all employees of the Company.
(g) Replaced options that expired in 1994.
(h) See Option Grants in Last Fiscal Year table below.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                                  POTENTIAL
                                                               REALIZABLE VALUE
                                                                  AT ANNUAL
                                                                RATES OF STOCK
                                                                 APPRECIATION
                                                               ----------------
                        OPTIONS % OF TOTAL EXERCISE EXPIRATION
         NAME           GRANTED  GRANTED    PRICE      DATE      5%      10%
         ----           ------- ---------- -------- ---------- ------- --------
B. Allen Lay........... 120,000     62      $1.875  07/12/2001 $62,217 $137,497
Stephen Schorr.........  10,000      5      $ 3.00  10/25/2006 $18,880 $ 47,853

STOCK OPTIONS

  The Company adopted a Stock Option Plan at its May 23, 1988 Annual Meeting. This plan provides for options to purchase up to 150,000 shares of the Company's Common Stock to be granted at prices not less than the fair market value on the date of grant. Both incentive and non-incentive options may be issued under the 1988 Plan. At December 31, 1996, there were 149,500 incentive options outstanding under the 1988 Plan, of which options to purchase 49,625 shares were currently exercisable. During the year ended December 31, 1996, no options were granted or exercised under this plan.

  During 1993, the Company granted a stock option to Mr. Jacobson to purchase 329,875 shares of its Common Stock at a price of $1.29 per share. This option is exercisable in installments through November 1, 1997.

  On July 26, 1995, the Board of Directors granted to each of the eight non-employee Directors, a non-qualified option to purchase 20,000 shares of Common Stock, of the Company. Each option is exercisable, at a price of $1.875 per share, the fair market value of the Company's Common Stock on the date of grant, for a period of five years from the date of grant and vest in three equal installments on each anniversary date with credit given for up to two years of prior service by an option holder. The grant of the options was ratified by shareholders at the Annual Meeting on June 20, 1996. At December 31, 1996 options to purchase 160,000 shares were outstanding of which 133,333 were currently exercisable. During 1996, no options were exercised.

  On January 31, 1996, and at subsequent six month intervals, nonqualified options to purchase 60,000 shares each of the Company's Common Stock were issued to Mr. Lay, totalling 300,000 shares. Each option was granted at the then-current market value and has a term of five years. Each option is immediately exercisable in full.

  At the Company's Annual Meeting on June 20, 1996, shareholders voted to adopt the 1996 Incentive Stock Plan. This plan provides for options to purchase up to 150,000 shares of the Company's Common Stock. During the year ended December 31, 1996, options to purchase 74,500 shares were granted under this plan.

          SHARE OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

  Set forth below is certain information concerning persons known by the Company to own beneficially more than 5% of the shares of Common Stock of the Company outstanding on March 31, 1997.

                                                        NUMBER OF
                    NAME AND ADDRESS                   BENEFICIALLY   PERCENT OF
                   OF BENEFICIAL OWNER               OWNED SHARES (1) CLASS (1)
                   -------------------               ---------------- ----------
     NAP & Company..................................     983,940        16.5%
     Nominee for Delaware State
      Employee's Retirement Fund
     1 Hopkins Plaza
     Baltimore, MD 21203
     Baccharis Capital, Inc. .......................     702,814        11.8%
     2420 Sand Hill Rd.
     Suite 100
     Menlo Park, CA 94025
     Allan Dalfen...................................     609,155        10.2%
     509 No. Palm Drive
     Beverly Hills, CA 90210
     Princeton/Montrose Partners....................     548,016         9.2%
     243 No. Highway 101
     Solana Beach, CA 92075
     Scottish Invest. Trust PLC.....................     527,111         8.9%
     6 Albyn Place
     Edinburgh, Scotland EH24 NL
     Southern Calif. Ventures II....................     365,345         6.1%
     A California Limited Partnership
     406 Amapola Avenue
     Suite 205
     Torrance, CA 90501
     Natural Venture Partners I.....................     351,407         5.9%
     250 Central Avenue
     Needham, MA 02194

  The following table sets forth the beneficial share ownership of each director of the Company, and the number of shares of Common Stock beneficially owned by all officers and directors as a group as of March 31, 1997:

                                                       NUMBER OF
                    NAME AND ADDRESS                  BENEFICIALLY   PERCENT OF
                  OF BENEFICIAL OWNER               OWNED SHARES (8) CLASS (1)
                  -------------------               ---------------- ----------
     Robert J. Cresci (2)..........................    1,425,629       23.9%
     Allan Dalfen..................................      609,155(7)    10.2%
     Anthony J. Harnett (3)........................      364,741        6.1%
     B. Allen Lay (4)..............................      682,916       11.2%
     Jay J. Miller.................................      105,144        1.8%
     Stephen P. Monticelli.........................       23,333         .4%
     F. Noel Perry (5).............................      709,481       11.9%
     Henry W. Poett, III...........................       28,786         .5%
     Donald R. Stroben (6).........................      568,016        9.5%
     Officers and directors as a group (10
      persons).....................................    4,543,487       76.0%

--------
(1) Based upon an aggregate of 5,950,588 shares of Common Stock outstanding and currently exercisable stock options to purchase an aggregate of 746,858 shares of Common Stock. Each of the above shareholders have sole voting and sole dispositive power with respect to the shares beneficially owned.

(2) Mr. Cresci is the investment advisor for Nap & Company, Fuelship & Company and Northman and Company.
(3) Mr. Harnett is a partner of Natural Venture Partners I.
(4) Mr. Lay is a General Partner of Southern California Ventures II.
(5) Mr. Perry is a Managing Director of Baccharis Capital, Inc.
(6) Mr. Stroben is a Managing General Partner of Princeton/Montrose Partners.
(7) Includes 263,900 shares of the Company's Common Stock purchased in 1993 at a price of $1.29 per share and 131,950 shares of the Company's Common Stock purchased in 1995 under a Severance and Settlement Agreement at a price of $1.29 per share. Mr. Dalfen paid the Company $66,000 for the shares and executed a note payable to the Company for $444,025. The note is interest bearing at the rate of 5.75%, due on December 31, 1997 and is secured by the shares of stock purchased.
(8) Shares include currently exercisable stock options to purchase shares of Common Stock as follows:

       Robert J. Cresci.................................................  20,000
       Allan Dalfen.....................................................  20,000
       Anthony J. Harnett...............................................  13,333
       B. Allen Lay..................................................... 300,000
       Jay J. Miller....................................................  20,000
       Stephen P. Monticelli............................................  13,333
       F. Noel Perry....................................................   6,667
       Henry W. Poett, III..............................................  20,000
       Donald R. Stroben................................................  20,000
       Officers and directors as a group (10 persons)................... 450,833

                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

  The Company currently rents warehouse and office space from a partnership, in which Mr. Poett is a partner, for which it paid rentals of $196,000 in 1996. The rent paid for such space is believed to be not less favorable to the Company than that which would be paid under an arm's length transaction. The lease expires on September 30, 1997, subject to earlier termination by the lessor or the Company under certain circumstances.

  The Company has used the law office of Mr. Miller for certain legal services. It is believed that the fees paid for such services are not greater than those which would have been paid to an unaffiliated party.